Exhibit 99.1

October 15, 2017

Dear Valued Vendor Partner:

As we head into the holiday season, I am writing to share with you an update on the progress we are making at Shopko. As you know, this has been a particularly difficult year for many retailers and there has been unfavorable media coverage of the retail industry, some of which has mentioned Shopko. I want to ensure you have an accurate understanding of our current status and provide some data on our performance and finances.

Our efforts are clearly having positive effects and, year to date, Shopko has made significant year-over-year improvements:

•	Total company comp store sales through the second quarter were comp down (3.0%). Main Store comp store sales for the same period were comp down (2.2%). In fact, the second quarter was the third sequential quarter of Main Stores comp sales performance improvement, with a decline of (1.9%).

•	Gross Margin rate through the second quarter improved +90 basis points vs. last year, with a +140 basis point improvement in the second quarter.

•	Total Operating Expenses through the second quarter were lower (better) than last year by ($4.9) million.

•	In the second quarter, we generated Income from Operations of $6.9 million versus last year’s ($4.8) million Loss from Operations.

•	Year to date EBITDA has nearly tripled, exceeding last year by $8.7 million.

In summary, our business has improved markedly over 2016, but there is still work to be done. Thus far, we have managed to recapture about half of the EBITDA decline we saw in 2016 and expect to continue making excellent progress. Liquidity remains more than adequate to fund our ongoing operations and we are, and expect to remain, in compliance with all of the financial covenants contained in our debt instruments.

As you may have seen in press reports, we have taken the prudent step of working with financial advisors to evaluate strategic options available to us, including operational improvements and refinancing or raising new capital. We have obtained proposals from several lenders to further increase liquidity so we can continue to invest in the business. We are under no undue pressure to exercise these options.

700 Pilgrim Way | PO Box 19060 | Green Bay, WI 54307-9060 | 920-429-2211

As a valued partner, ShopKo strives to keep you informed about our business to ensure a productive relationship with you. We hope these additional details provide reassurance regarding our financials. Feel free to visit our vendor portal to view up to date financial information on a confidential, secure basis and please email vendorrelations@shopko.com if you have any additional questions you would like answered.

Thank you for your continued support.

Sincerely,

Russ Steinhorst, EVP Chief Financial Officer & Interim Chief Executive Officer

This letter has been provided for illustrative purposes. Any views or terms contained herein are preliminary, and are based on financial, economic, market and other conditions prevailing as of the date of this document and are subject to change. We undertake no obligations or responsibility to update any of the information contained in this document. Past performance does not guarantee or predict future performance.